Exhibit 10.3

Kevin P. Clark
President and Chief Executive Officer

Personal and Confidential

September 1, 2020

William Presley
President, EDS

Dear Bill,

It is my pleasure to congratulate you on your promotion to President, Signal and Power Solutions in addition to your role as President, Electrical Distribution Systems. Your new role will be effective as of September 1, 2020 and you will continue to report to me.

In recognition of your new responsibilities, we will recommend to the Compensation and Human Resources Committee of the Board that you be appointed as an Executive Officer of the Company. We will also request the Committee approve an increase to your target compensation under the 2020 Compensation Plan as follows:

		Current		New	Change %
Base Salary		$525,000		$625,000	19%
AIP	(85%)	$446,250	(85%)	$531,250	19%
Target Total Cash		$971,250		$1,156,250	19%
LTI		$1,100,000		$1,700,000	55%
Target Direct Comp		$2,071,250		$2,856,250	38%

Upon the Committee’s approval, the increase in Target Total Cash will be effective as of September 1st. The LTI increase of $600,000 will be granted in October and awarded in the form of Restricted Stock Units that will vest ratably over three years commencing February 28, 2021.

Your appointment as an Executive Officer will require public disclosure with the U.S. Securities and Exchange Commission and you will be covered under Aptiv’s Stock Ownership Guidelines for Officers. David and Mariya will review and coordinate the disclosure and stock ownership guidelines with you.

Bill, your expanded role is well deserved and recognizes your exceptional leadership and your contributions to Aptiv’s success. I have full confidence that you will continue to provide great value to the organization and want to personally thank you for your commitment to Aptiv.

Sincerely,

Kevin P. Clark

To indicate your acceptance, please sign, date and return this letter to me.

Signature	Date
cc:        David Sherbin
Mariya Trickett